Exhibit 10.1

The undersigned do hereby agree as follows:

A certain stock agreement (the "Agreement") dated July 12, 2010 between Kalex Corp. ("Kalex") as Seller and Bruce Zigler ("Zigler") which agreement was assigned by Zigler to American Marketing Complex Intl Inc. ("American") is hereby declared null and void and of no force and effect, as of the date of the said agreement.

Kalex, by executing this document, agrees that American is hereby relieved and released of all obligations on its part to be performed under the Agreement.

American by executing this document agrees that Kalex is hereby relieved and released of all obligations on its part to be performed under the Agreement.

KALEX CORP.

Dated: July 12, 2012	By:	/s/ Arnold F. Sock
Arnold F. Sock, President

AMERICAN MARKETING COMPLEX INT'L INC.

By:	/s/ Bruce Zigler,
Bruce Zigler, President